            Central European Distribution Corporation to Acquire
                  Alcohol Distributor in North Central Poland

Sarasota, Florida, April 5, 2001: /PRNewswire/ Central European Distribution Corporation (NASDAQ: CEDC) announced today that it has acquired Astor Company, a major regional distributor of alcohol products in north central Poland with projected sales of approximately $20 million and projected operating profits of approximately $615,000 for 2001. It will be the Company's fourth acquisition in the past two years. The purchase of Astor, which is based in the city of Olsztyn, will further enhance CEDC's position as the leading company in Polish domestic vodka distribution, with approximately 13 percent market-share in the world's fourth largest vodka market. The acquisition is expected to be accretive to 2001 earnings.

William Carey, President and CEO of CEDC, stated, "We are excited about the prospects of the acquisition of Astor, which greatly enhances our distribution capacity in north central Poland. Astor's geographical client base consists of approximately 1,000 customers in one of Poland's top tourist destinations, adjacent to the Mazurian Lakes area, and is in a region that we currently do not serve. We are also pleased to have join us, a strong management team consisting of Dariusz and Andrzej Strot, the founders of the company."

Dariusz Strot, President of Astor, commented, "We are pleased to be combining with CEDC. With the current consolidation in the Polish alcohol distribution market, we are fortunate to be going not only with an innovative market leader, but also with a company that has a nationwide distribution system, a broad portfolio of products and a clear competitive edge."

Under the terms of the agreement, Astor will be paid approximately $1.15 million in cash based on an agreed asset formula, as well as approximately 35,000 shares of CEDC common stock. The transaction also calls for additional payments based on performance over a three-year period, with total acquisitions costs estimated at $1.8 million including the value of stock to be issued.

CEDC is the leading importer of beers, wines and spirits, as well as the largest distributor of domestic vodka on a nationwide basis in Poland, a 3.5 billion-dollar market at the retail level in 2000. The Company operates seventeen regional distribution centers in major urban areas throughout Poland, one of Europe's fastest growing economies, from which it distributes many of the world's leading brands, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Miller Genuine Draft, Corona, Beck's Pilsner, Foster's, Budweiser Budvar and Guinness Stout beers.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties that are detailed from time to time in the Company's Security and Exchange Commission reports.

For further information please contact Jeffrey Peterson, Executive Vice-President, at 941-330-1558 or visit our Web site at http://www.ced-c.com.